Exhibit 99.1

NEWS RELEASE

MATTEL APPOINTS YNON KREIZ AS CHAIRMAN

EL SEGUNDO, Calif. – Feb. 8, 2018 – Mattel (NASDAQ: MAT) today announced that its Board of Directors has appointed Ynon Kreiz, a director of Mattel since June 2017, as Non-Executive Chairman of the Mattel Board of Directors, effective at the 2018 Annual Meeting of Stockholders.

Mr. Kreiz succeeds Christopher A. Sinclair, the Executive Chairman of the Mattel Board and former CEO of Mattel, who on June 13, 2017, announced his intention to retire at the end of his term.

“Over the past several months, the Board has benefitted immensely from Ynon’s deep expertise across digital, media and entertainment. Ynon has cutting-edge perspective on areas essential to our transformation strategy, giving the Board full confidence that he is the right person to succeed Chris as Chairman at this critical juncture in Mattel’s history,” said Michael J. Dolan, Independent Lead Director of the Mattel Board.

“On behalf of the Board and management team, I want to extend my sincere thanks to Chris for his many years of service to Mattel, both as CEO and Executive Chairman. Chris’ contributions to Mattel are innumerable and we wish him the very best in his well-deserved retirement,” added Mr. Dolan.

“As we continue our steps to transform Mattel for the future, we are committed to regularly refreshing and diversifying the composition of our Board to ensure rapid progress toward delivering the growth and profitability expected of a toy market leader and innovator,” said Margo Georgiadis, CEO of Mattel. “Ynon’s thought leadership is instrumental to helping us unlock the value of our incredible global IP portfolio and deepen our consumer engagement for a digital age. I am excited about partnering with him even more deeply to accelerate our progress.”

“Mattel is an iconic global company with beloved brands and a unique ability to connect with consumers of all ages,” said Mr. Kreiz. “As we work to build on these strengths and position Mattel for growth, we are laser-focused on ensuring the Company reaches its full potential in a dynamic and rapidly evolving marketplace. Under Margo’s leadership, Mattel’s Board and management team have taken aggressive steps to reinvent the Company. Together, we are committed to delivering on our strategic pillars and to creating long-term value for our shareholders.”

Mr. Kreiz brings more than two decades of experience in the media and entertainment industries. He is the former Chairman and CEO of Maker Studios Inc., a leading creator of online short-form video content, which was acquired by The Walt Disney Company in 2014. He previously served as Chairman and CEO of Endemol Group, one of the world’s largest independent television production companies. Prior to that, he was co-founder, Chairman and CEO of Fox Kids Europe N.V., establishing it as one of the most successful pay-TV providers in Europe and the Middle East, leading to its acquisition by The Walt Disney Company in 2001. Mr. Kreiz serves on the Board of Directors at Warner Music Group and is also a member of the Board of Advisors of the UCLA Anderson School of Management.

About Mattel

Mattel is a global learning, development and play company that inspires the next generation of kids to shape a brighter tomorrow. Through our portfolio of iconic consumer brands, including American Girl®, Barbie®, Fisher-Price®, Hot Wheels® and Thomas & Friends™, we create systems of play, content and experiences that help kids unlock their full potential. Mattel also creates inspiring and innovative products in collaboration with leading entertainment and technology companies as well as other partners. With a global workforce of approximately 28,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

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NEWS RELEASE

News Media

Alex Clark

310-252-6398

alex.clark@mattel.com

MAT-CORP